                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
 RULE 13d-2(b)

                                (AMENDMENT NO. )*

                                   Senetek PLC
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           American Depositary Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    817209307
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 January 5, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ X ]  Rule 13d-1(b)
    [    ]  Rule 13d-1(c)
    [    ]  Rule 13d-1(d)

* This Schedule 13G constitutes an amendment to Schedule 13D, as previously amended, which has been previously filed by The American Heritage Fund, Inc.

CUSIP NO.817209307                  13G


  (1)        NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          (a)      The American Heritage Fund, Inc.

          ----------------------------------------------------------------------
  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]
          ----------------------------------------------------------------------
  (3)     SEC USE ONLY

          ----------------------------------------------------------------------
  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          (a) New York

   NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

         (5)      SOLE VOTING POWER

                  2,252,500
          ----------------------------------------------------------------------

         (6)      SHARED VOTING POWER

                  0
          ----------------------------------------------------------------------

         (7)      SOLE DISPOSITIVE POWER

                  2,252,500
          ----------------------------------------------------------------------

         (8)      SHARED DISPOSITIVE POWER

                  0
          ----------------------------------------------------------------------

(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

                  2,252,500 shares;
          ----------------------------------------------------------------------

(10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*

                                                                  [   ]
          ----------------------------------------------------------------------

(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  4.1%
          ----------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

                  IV
          ----------------------------------------------------------------------

ITEM 1 (a).     NAME OF ISSUER:

                SENETEK PLC.

ITEM 1 (b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                23 Palace Street, London, England

ITEM 2 (a).     NAME OF PERSON FILING:

                The American Heritage Fund, Inc.


ITEM 2 (b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                1370 Avenue of the Americas, New York, New York 10019

ITEM 2 (c).     CITIZENSHIP:

                  New York

ITEM 2 (d).       TITLE OF CLASS OF SECURITIES:

                  Common Stock


ITEM 2 (e).      CUSIP NUMBER:

                   001004100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b) OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or Dealer registered under Section 15 of the Exchange Act

                  (b)      [ ] Bank as defined in Section 3(a)(6) of the
                           Exchange Act

                  (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange Act

                  (d) [X] Investment Company registered under Section 8 of the Investment Company Act

                  (e) [ ] An Investment Adviser in accordance with Rule 13d-(b)(1)(iii);

                  (f) [ ] An Employee Benefit Plan or endowment fund in accordance with Rule

                           13d-1(b)(1)(ii)(F);

                  (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                  (j)      [ ] Group, in accordance with Rule
                           13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

ITEM 4. OWNERSHIP

                  (a) Amount beneficially owned:
                           2,252,500 shares

                  (b) Percent of class:
                           4.1%

                  (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote 2,252,500

                  (ii)     Shared power to vote or to direct the vote 0

                  (iii) Sole power to dispose or to direct the disposition of: 2,525,500

                  (iv) Shared power to dispose or to direct the disposition of: 0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X ].


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable..

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

ITEM 10.          CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        Date: March 9, 1999

                                        THE AMERICAN HERITAGE FUND, INC.


                                          /s/ Heiko H. Thieme
                                          -------------------------
                                              Signature


                                        Chief Executive Officer
                                          -------------------------
                                              Name/Title